Exhibit 4.11

BANC OF AMERICA SECURITIES LLC

$125,000,000 AGGREGATE PRINCIPAL AMOUNT

EURONET WORLDWIDE, INC.

1.625% CONVERTIBLE SENIOR DEBENTURES DUE 2024

Purchase Agreement

dated December 9, 2004

Section 1. Representations and Warranties of the Company.	2
(a) No Registration	2
(b) No Integration	3
(c) Rule 144A	3
(d) Offering Memorandum	3
(e) Offering Materials Furnished to Initial Purchaser	3
(f) Authorization of the Purchase Agreement	3
(g) Authorization of the Indenture	4
(h) Authorization of the Debentures	4
(i) Authorization of the Conversion Shares	4
(j) Authorization of the Registration Rights Agreement	4
(k) No Material Adverse Change	4
(l) Independent Accountants	5
(m) Preparation of the Financial Statements	5
(n) Incorporation and Good Standing of the Company and its Subsidiaries	5
(o) Capitalization and Other Capital Stock Matters	6
(p) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required	6
(q) No Material Actions or Proceedings	7
(r) Intellectual Property Rights	7
(s) All Necessary Permits, etc.	8
(t) Title to Properties	8
(u) Tax Law Compliance	8
(v) Company Not Required to Register as an “Investment Company”	8
(w) Insurance	9
(x) No Price Stabilization or Manipulation	9
(y) Related Party Transactions	9
(z) Recent Sales	9
Section 2. Purchase, Sale and Delivery of the Debentures.	11
(a) The Firm Debentures	11
(b) The First Closing Date	11
(c) The Optional Debentures; the Second Closing Date	11
(d) Payment for the Debentures	12
(e) Delivery of the Debentures	12
Section 3. Additional Covenants of the Company.	12
(a) Initial Purchaser’s Review of Proposed Amendments and Supplements	12
(b) Amendments and Supplements to the Offering Memorandum and Other Securities Act Matters	13
(c) Copies of Offering Memorandum	13
(d) Blue Sky Compliance	13
(e) Rule 144A Information	13
(f) Legends	14
(g) No General Solicitation	14
(h) No Integration	14
(i) Rule 144 Tolling	14
(j) Use of Proceeds	14
(k) Transfer Agent	14
(l) Company to Provide Interim Financial Statements	14
(m) Agreement Not to Offer or Sell Additional Securities	14
(n) Future Reports to the Initial Purchaser	15
(o) Investment Limitation	15

i

(p) No Manipulation of Price	15
(q) Existing Lock-Up Agreements	15
(r) Quotation of Conversion Shares	16
Section 4. Payment of Expenses.	16
Section 5. Conditions of the Obligations of the Initial Purchaser.	16
(a) Accountants’ Comfort Letter	16
(b) No Material Adverse Change or Rating Agency Change	17
(c) Opinion of Counsel for the Company	17
(d) Opinion of Counsel for the Initial Purchaser	17
(e) Officers’ Certificate	17
(f) Bring-Down Comfort Letter	17
(g) Registration Rights Agreement	18
(h) Lock-Up Agreement from Certain Securityholders of the Company	18
(i) PORTAL Designation	18
(j) Additional Documents	18
Section 6. Representations, Warranties and Agreements of Initial Purchaser.	18
Section 7. Reimbursement of Initial Purchaser’ Expenses.	19
Section 8. Indemnification.	19
(a) Indemnification of the Initial Purchaser	19
(b) Indemnification of the Company, its Directors and Officers	20
(c) Notifications and Other Indemnification Procedures	21
(d) Settlements	22
Section 9. Contribution.	22
Section 10. Termination of this Agreement.	24
Section 11. Representations and Indemnities to Survive Delivery.	24
Section 12. Notices.	24
Section 13. Successors.	25
Section 14. Partial Unenforceability.	26
Section 15. Governing Law Provisions; Consent to Jurisdiction.	26
(a) Governing Law Provisions	26
(b) Consent to Jurisdiction	26
Section 16. General Provisions.	26

Purchase Agreement

December 9, 2004

BANC OF AMERICA SECURITIES LLC

9 West 57th Street

New York, New York 10019

Ladies and Gentlemen:

Euronet Worldwide, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to Banc of America Securities LLC (“BAS” or the “Initial Purchaser”) $125,000,000 in aggregate principal amount of its 1.625% Convertible Senior Debentures due 2024 (the “Firm Debentures”). In addition, the Company has granted to the Initial Purchaser an option to purchase up to an additional $15,000,000 in aggregate principal amount of its 1.625% Convertible Senior Debentures due 2024 (the “Optional Debentures” and, together with the Firm Debentures, the “Debentures”). The Debentures will be redeemable at the Company’s option at any time on or after December 20, 2009.

The Debentures will be convertible into fully paid, non-assessable shares of common stock, par value $0.02 per share, of the Company (the “Common Stock”) together with the rights (the “Rights”) evidenced by such Common Stock to the extent provided in the Rights Agreement dated as of March 21, 2003 between the Company and EquiServe Trust Company, N.A., as amended (the “Rights Agreement”). The Debentures will be convertible initially at a conversion rate of 29.7392 shares per $1,000 principal amount of the Debentures, on the terms, and subject to the conditions, set forth in the Indenture (as defined below). As used herein, “Conversion Shares” means the shares of Common Stock and accompanying Rights into which the Debentures are convertible. The Debentures will be issued pursuant to an indenture (the “Indenture”) to be dated as of the First Closing Date (as defined in Section 2), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Debentures will be offered and sold to the Initial Purchaser without being registered under the Securities Act of 1933, as amended, and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder (the “Securities Act”), in reliance upon the private placement exemption provided by Section 4(2) of the Securities Act.

Holders of the Debentures (including the Initial Purchaser and its direct and indirect transferees) will be entitled to the benefits of a Resale Registration Rights Agreement, dated the First Closing Date, between the Company and the Initial Purchaser (the “Registration Rights Agreement”), pursuant to which the Company will agree to file with the Commission a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Registration Statement”) covering the resale of the Debentures and the Conversion Shares, and to use its commercially reasonable efforts to cause the Registration Statement to be declared effective. This Agreement, the Indenture, the Debentures and the Registration Rights Agreement are referred to herein collectively as the “Operative Documents.”

The Company understands that the Initial Purchaser proposes to make an offering of the Debentures on the terms and in the manner set forth herein and in the Offering Memorandum (as defined below) and agrees that the Initial Purchaser may resell, subject to the conditions set forth herein, all or a portion of the Debentures to purchasers (the “Subsequent Purchasers”) at any time after the date of this Agreement. The Debentures are to be offered and sold to or through the Initial Purchaser without being registered with the Commission under the Securities Act in reliance upon exemptions therefrom. The terms of the Debentures and the Indenture will require that investors that acquire Debentures expressly agree that Debentures (and any Conversion Shares) may only be resold or otherwise transferred, after the date hereof, if such Debentures (or Conversion Shares) are registered for sale under the Securities Act or if an exemption (including the exemption afforded by Rule 144A (“Rule 144A”)) under the Securities Act is available.

The Company has prepared an offering memorandum dated the date hereof setting forth information concerning the Company, the Debentures, the Registration Rights Agreement (as defined below) and the Common Stock in form and substance reasonably satisfactory to the Initial Purchaser. As used in this Agreement, “Offering Memorandum” means, collectively, the Preliminary Offering Memorandum dated as of December 9, 2004 (the “Preliminary Offering Memorandum”) and the offering memorandum dated the date hereof (the “Final Offering Memorandum”), each as amended or supplemented by the Company. As used herein, each of the terms “Offering Memorandum”, “Preliminary Offering Memorandum” and “Final Offering Memorandum” shall include in each case the documents incorporated or deemed to be incorporated by reference therein.

The Company hereby confirms its agreements with the Initial Purchaser as follows:

Section 1. Representations and Warranties of the Company.

The Company hereby represents, warrants and covenants to the Initial Purchaser as follows:

(a) No Registration. Assuming the accuracy of the representations and warranties of the Initial Purchaser contained in Section 6 and its compliance with the agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Debentures to the Initial Purchaser, the offer, resale and delivery of the Debentures by the Initial Purchaser and the conversion of the Debentures into Conversion Shares, in each case in the manner contemplated by this Agreement, the Indenture and the Offering Memorandum, to register the Debentures or the Conversion Shares under the Securities

Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”)

(b) No Integration. None of the Company or any of its subsidiaries (other than the Initial Purchaser in connection with the transactions contemplated by this Agreement, about which no representation is made by the Company) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Debentures or the Conversion Shares in a manner that would require registration under the Securities Act of the Debentures or the Conversion Shares.

(c) Rule 144A. No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Debentures are listed on any national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or quoted on an automated inter-dealer quotation system. The Company is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(d) Offering Memorandum. The Company hereby confirms that it has authorized the use of the Offering Memorandum in connection with the offer and sale of the Securities by the Initial Purchaser. Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Offering Memorandum complied or will comply when it is filed in all material respects with the Exchange Act and the rules and regulations of the Commission thereunder. The Preliminary Offering Memorandum does not contain and the Final Offering Memorandum in the form used by the Initial Purchaser to confirm sales as of each Closing Date (as defined in Section 2), will not contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty as to information contained in or omitted from the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by or on the behalf of the Initial Purchaser specifically for inclusion therein.

(e) Offering Materials Furnished to Initial Purchaser. The Company has delivered to the Initial Purchaser Preliminary Offering Memorandums and Final Offering Memorandums, as amended or supplemented, in such quantities and at such places as the Initial Purchaser has reasonably requested.

(f) Authorization of the Purchase Agreement. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(g) Authorization of the Indenture. The Indenture has been duly authorized by the Company and, upon the effectiveness of the Registration Statement, will be qualified under the Trust Indenture Act; on the First Closing Date, the Indenture will have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of the Indenture by the Trustee, will constitute a legally valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and the Indenture conforms in all material respects to the description thereof contained in the Offering Memorandum.

(h) Authorization of the Debentures. The Debentures have been duly authorized by the Company; when the Debentures are executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchaser pursuant to this Agreement on the respective Closing Date (assuming due authentication of the Debentures by the Trustee), such Debentures will constitute legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and the Debentures will conform in all material respects to the description thereof contained in the Offering Memorandum.

(i) Authorization of the Conversion Shares. (i) The shares of Common Stock initially issuable upon conversion of the Debentures have been duly authorized and reserved and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to any preemptive or similar rights and (ii) the Rights, if any, issuable upon conversion of the Debentures have been duly authorized and, when and if issued upon conversion in accordance with the terms of the Indenture and the Rights Agreement, will have been validly issued.

(j) Authorization of the Registration Rights Agreement. The Registration Rights Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable against the Company in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(k) No Material Adverse Change. Except as otherwise disclosed in the Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), subsequent to the respective dates as of which information is given in the Offering Memorandum: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the

Company and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business, nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(l) Independent Accountants. Each of KPMG LLP and KPMG Audyt Sp.zo.o. (f/k/a KPMG Polska Sp.zo.o.), who have expressed their opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) of the Company included in or incorporated by reference in the Offering Memorandum, are independent public or certified public accountants as required by the Securities Act and the Exchange Act. PricewaterhouseCoopers LLP, who have expressed their opinion with respect to certain financial statements (which term as used in this Agreement includes the related notes thereto) of e-pay Limited that are incorporated by reference in the Offering Memorandum, are independent public or certified public accountants with respect to e-pay Limited to the extent required by the Securities Act and the Exchange Act.

(m) Preparation of the Financial Statements. The financial statements included in or incorporated by reference in the Offering Memorandum present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data set forth in the Offering Memorandum under the captions “Summary—Summary of Historical Consolidated Financial Data” and “Capitalization” fairly present the information set forth therein on a basis consistent with that of the audited financial statements contained in the Offering Memorandum. The Company’s ratios of earnings to fixed charges set forth in the Offering Memorandum have been calculated in compliance with Item 503(d) of Regulation S-K under the Securities Act. Except for certain financial statements of e-pay Limited incorporated by reference in the Offering Memorandum, no financial statements of any other person would be required to be included in the Offering Memorandum if it were a registration statement under the Securities Act pursuant to Rule 3.05 of Regulation S-X and no pro forma financial would be required under Rule 11.01 thereof.

(n) Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its Significant Subsidiaries (as that term is defined in Rule 405 under the Securities Act) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and, in the case of the Company, to enter into and perform its obligations under this Agreement. Each of the Company and each subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except as disclosed in the Offering Memorandum. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(o) Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum under the caption “Capitalization” (other than for subsequent issuances, if any, pursuant to employee benefit plans described in the Offering Memorandum or upon exercise of outstanding options or warrants described in the Offering Memorandum). The Common Stock (including the Conversion Shares) conforms in all material respects to the description thereof contained in the Offering Memorandum. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws. None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those accurately described in the Offering Memorandum. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the Offering Memorandum describes in all material respects such plans, arrangements, options and rights.

(p) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is in violation of its respective charter or by-laws or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change.

The Company’s execution, delivery and performance of the Operative Documents and consummation of the transactions contemplated thereby and by the Offering Memorandum (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws of the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary, except for any such event or occurrence that would not, individually or in the aggregate, result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company’s execution, delivery and performance of the Operative Documents and consummation of the transactions contemplated thereby and by the Offering Memorandum, except (i) with respect to the transactions contemplated by the Registration Rights Agreement, as may be required under the Securities Act, the Trust Indenture Act and the Rules and Regulations promulgated thereunder and (ii) such as have been obtained or made by the Company and are in full force and effect under the Securities Act, applicable state securities or blue sky laws and from the National Association of Securities Dealers, Inc. (the “NASD”). As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(q) No Material Actions or Proceedings. There are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company or such subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement. No material labor dispute with the employees of the Company or any of its subsidiaries, or with the employees of any principal supplier of the Company, exists or, to the best of the Company’s knowledge, is threatened or imminent.

(r) Intellectual Property Rights. Except as otherwise disclosed in the Offering Memorandum, the Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted, except for such Intellectual Property Rights the absence of which would not result in a Material Adverse Change; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Neither the Company nor any of its subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change. The Company is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity that are required to be set forth in the Offering Memorandum if it were a registration statement on Form S-3 (including through incorporation by reference) and are not described in all material respects. None of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or, to the Company’s knowledge, any of its officers, directors or employees or otherwise in violation of the rights of any persons, except for any violation that would not result in a Material Adverse Change.

(s) All Necessary Permits, etc. The Company and each subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

(t) Title to Properties. The Company and each of its subsidiaries has good and marketable title to all the properties and assets reflected as owned by each of them in the financial statements included or incorporated by reference in the Offering Memorandum, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except as disclosed in the Offering Memorandum or except such as do not, singly or in the aggregate, materially and adversely affect the value of such property and do not, singly or in the aggregate, materially interfere with the use made or proposed to be made of such property by the Company or such subsidiary. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not, singly or in the aggregate, materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such subsidiary.

(u) Tax Law Compliance. The Company and its consolidated subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except where the failure to file or pay such taxes would not result in a Material Adverse Change.

(v) Company Not Required to Register as an “Investment Company”. The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is not, and, after receipt of payment for the Debentures and application of the proceeds as described in the Offering Memorandum, will not be, required to register as an “investment company” within the meaning of the Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act.

(w) Insurance. Each of the Company and its subsidiaries are insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of terrorism or vandalism, except where the failure to be so insured would not, individually or in the aggregate, result in a Material Adverse Change. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change. Neither of the Company nor any subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

(x) No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Debentures, the Conversion Shares or any other security of the Company to facilitate the sale or resale of the Debentures. The Company acknowledges that the Initial Purchaser may engage in stabilization transactions as described in the Offering Memorandum to the extent permitted by applicable law.

(y) Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any subsidiary or any other person required to be described in the Offering Memorandum if it were a registration statement on Form S-3 (including through incorporation by reference) which have not been described in all material respects in accordance with the rules under the Securities Act.

(z) Recent Sales. Except as disclosed in the Offering Memorandum, the Company has not sold or issued any shares of Common Stock, any security convertible into shares of Common Stock or any security of the same class as the Debentures during the six-month period preceding the date of the Offering Memorandum, including any sales pursuant to Rule 144A or under Regulations D or S of the Securities Act, other than shares issued pursuant to the Company’s stock plans or pursuant to outstanding options, rights or warrants, and within the last six months the Company has not offered or sold any such securities in a manner that would be integrated with offering contemplated hereunder.

(aa) No General Solicitation. None of the Company or any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)), has, directly or through an agent, engaged in any form of general solicitation or general advertising in connection with the offering of the Debentures or the Conversion Shares (as those terms are used in Regulation D) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; the Company has not entered into any contractual arrangement with respect to the distribution of the Debentures or the Conversion Shares except for this Agreement, and the Company will not enter into any such arrangement except for the Registration Rights Agreement and as may be contemplated thereby.

(bb) Company’s Accounting System. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(cc) ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA, except where the failure to comply would not result in a Material Adverse Change. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(dd) Compliance with Laws. The Company has not been advised, and has no reason to believe, that it and each of its subsidiaries are not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, except where failure to be so in compliance would not result in a Material Adverse Change. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(ee) No Unlawful Payments.

Neither the Company nor any of its subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company has violated the Foreign Corrupt Practices Act, except for any violation that would not result in a Material Adverse Change.

Any certificate signed by an officer of the Company and delivered to the Initial Purchaser or to counsel for the Initial Purchaser shall be deemed to be a representation and warranty by the Company to the Initial Purchaser as to the matters set forth therein.

The Company acknowledges that the Initial Purchaser and, for purposes of the opinions to be delivered pursuant to Section 5 hereof, counsel to the Company and counsel to the Initial Purchaser, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

Section 2. Purchase, Sale and Delivery of the Debentures.

(a) The Firm Debentures. The Company agrees to issue and sell to the Initial Purchaser the Firm Debentures upon the terms herein set forth. On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Initial Purchaser agrees to purchase from the Company $125,000,000 aggregate principal amount of Firm Debentures at a purchase price of 97% of the aggregate principal amount thereof.

(b) The First Closing Date. Delivery of the Firm Debentures to be purchased by the Initial Purchaser and payment therefor shall be made at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York (or such other place as may be agreed to by the Company and the Initial Purchaser) at 10:00 a.m. New York time, on December 15, 2004, or such other time and date not later than 10:00 a.m. New York time, on December 22, 2004 as the Initial Purchaser shall designate by notice to the Company (the time and date of such closing are called the “First Closing Date”). The Company hereby acknowledges that circumstances under which the Initial Purchaser may provide notice to postpone the First Closing Date as originally scheduled include, but are in no way limited to a reasonably based determination by the Company or the Initial Purchaser to recirculate copies of an amended or supplemented Offering Memorandum.

(c) The Optional Debentures; the Second Closing Date. In addition, on the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Company hereby grants an option to the Initial Purchaser to purchase up to $15,000,000 aggregate principal amount of Optional Debentures from the Company at the same price as the purchase price to be paid by the Initial Purchaser for the Firm Debentures. The option granted hereunder may be exercised in whole or in part at any time (but not more than once) upon notice by the Initial Purchaser to the Company, so long as such notice is given and the Optional

Debentures are issued by the Company within 13 days from (and including) the First Closing Date. Such notice shall set forth (i) the amount (which shall be an integral multiple of $1,000 in aggregate principal amount) of Optional Debentures as to which the Initial Purchaser is exercising the option, (ii) the names and denominations in which the Optional Debentures are to be registered and (iii) the time, date and place at which such Debentures will be delivered (which time and date may be simultaneous with, but not earlier than, the First Closing Date; and in such case the term “First Closing Date” shall refer to the time and date of delivery of the Firm Debentures and the Optional Debentures). Such time and date of delivery, if subsequent to the First Closing Date, is called the “Second Closing Date” (each of the First Closing Date and the Second Closing Date shall also be referred to herein individually as a “Closing Date”) and shall be determined by the Initial Purchaser. Such date may be the same as the First Closing Date but not earlier than the First Closing Date nor later than 10 business days after the date of such notice. The Initial Purchaser may cancel the option at any time prior to its expiration by giving written notice of such cancellation to the Company.

(d) Payment for the Debentures. Payment for the Debentures shall be made at the First Closing Date (and, if applicable, at the Second Closing Date) by wire transfer of immediately available funds to a bank account designated by the Company.

(e) Delivery of the Debentures. The Company shall deliver, or cause to be delivered, to the Initial Purchaser the Firm Debentures in the form of one or more permanent global securities in definitive form (the “Global Debentures”), deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, at the First Closing Date, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The Company shall also deliver, or cause to be delivered, to the Initial Purchaser, the Optional Debentures in the form of Global Debentures, deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, which the Initial Purchaser has agreed to purchase at the First Closing Date or the Second Closing Date, as the case may be, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The Debentures shall be registered in such names and denominations as the Initial Purchaser shall have requested at least two full business days prior to the First Closing Date (or the Second Closing Date, as the case may be) and shall be made available for inspection on the business day preceding the First Closing Date (or the Second Closing Date, as the case may be) at a location in New York City as the Initial Purchaser may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Initial Purchaser.

Section 3. Additional Covenants of the Company.

The Company further covenants and agrees with the Initial Purchaser as follows:

(a) Initial Purchaser’s Review of Proposed Amendments and Supplements. During such period beginning on the date hereof and ending on the date which is the earlier of nine months after the date hereof or the completion of the resale of the Debentures by the

Initial Purchaser (as notified by the Initial Purchaser to the Company), prior to amending or supplementing the Offering Memorandum, the Company shall furnish to the Initial Purchaser for review a copy of each such proposed amendment or supplement, and the Company shall not print or distribute such proposed amendment or supplement to which the Initial Purchaser reasonably objects.

(b) Amendments and Supplements to the Offering Memorandum and Other Securities Act Matters. If, at any time prior to the earlier of nine months after the date hereof or the completion of the resale of the Debentures by the Initial Purchaser (as notified by the Initial Purchaser to the Company), any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Offering Memorandum in order that the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a purchaser, not misleading, or if in the reasonable opinion of the Initial Purchaser or counsel for the Initial Purchaser it is otherwise necessary to amend or supplement the Offering Memorandum to comply with law, the Company shall promptly notify the Initial Purchaser and prepare, subject to Section 3(a) hereof, such amendment or supplement as may be necessary to correct such untrue statement or omission.

(c) Copies of Offering Memorandum. The Company agrees to furnish the Initial Purchaser, without charge, until the earlier of nine months after the date hereof or the completion of the resale of the Debentures by the Initial Purchaser (as notified by the Initial Purchaser to the Company) as many copies of the Offering Memorandum and any amendments and supplements thereto as the Initial Purchaser may request.

(d) Blue Sky Compliance. The Company shall cooperate with the Initial Purchaser and counsel for the Initial Purchaser, as the Initial Purchaser may reasonably request from time to time, to qualify or register the Debentures for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Initial Purchaser, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Debentures. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Initial Purchaser promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Debentures for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(e) Rule 144A Information. For so long as any of the Debentures are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company shall provide to any holder of the Debentures or to any prospective purchaser of the Debentures designated by any holder, upon request of such holder or prospective purchaser, information required to be provided by Rule 144A(d)(4) of the Securities Act if, at the time of such request, the Company is not subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act.

(f) Legends. Each of the Debentures will bear, to the extent applicable, the legend contained in “Notice to Investors” in the Offering Memorandum for the time period and upon the other terms stated therein.

(g) No General Solicitation. Except following the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement), the Company will not, and will cause its subsidiaries not to, solicit any offer to buy or offer to sell the Debentures by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(h) No Integration. The Company will not, and will cause its subsidiaries not to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) in a transaction that could be integrated with the sale of the Debentures in a manner that would require the registration under the Securities Act of the Debentures.

(i) Rule 144 Tolling. During the period of two years after the last Closing Date, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Debentures which constitute “restricted securities” under Rule 144 that have been acquired by any of them, except pursuant to a registration on an appropriate form under the Securities Act.

(j) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Debentures sold by it in the manner described under the caption “Use of Proceeds” in the Offering Memorandum.

(k) Transfer Agent. The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Common Stock.

(l) Company to Provide Interim Financial Statements. Prior to the Closing Date, the Company will furnish the Initial Purchaser, as soon as they have been prepared by or are available to the Company, a copy of any unaudited interim financial statements of the Company for any quarterly calendar period subsequent to the period covered by the most recent financial statements appearing in the Offering Memorandum.

(m) Agreement Not to Offer or Sell Additional Securities. During the period commencing on the date hereof and ending on the 90th day following the date of the Final Offering Memorandum, the Company will not, without the prior written consent of BAS (which consent may be withheld at the sole discretion of BAS), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of Common Stock, options or warrants to acquire shares of the Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock (other than as contemplated by this Agreement with respect to the Debentures); provided, however, that the Company may issue (i) the Debentures and the Conversion Shares, (ii) shares of its Common Stock or options to purchase its Common Stock pursuant to any stock option, stock bonus or other stock plan or arrangement existing on the date hereof and described in the Offering Memorandum, but only if the holders of such shares or options agree in writing not to sell, offer, dispose of or otherwise transfer any such shares or options during such 90 day period without the prior written consent of BAS (which consent may be withheld at the sole discretion of BAS), (iii) shares of its Common Stock pursuant to options, warrants or agreements outstanding on the date hereof that require or permit delivery of shares and are described in the Offering Memorandum and (iv) up to an aggregate of 1.5 million shares of its Common Stock in connection with any acquisition of businesses made by the Company, solely pursuant to its acquisition shelf registration statement previously filed with the Securities and Exchange Commission.

(n) Future Reports to the Initial Purchaser. During the period of five years after the First Closing Date the Company will furnish to the Initial Purchaser at 9 West 57th Street, New York, NY 10022, Attention: Eric Hambleton, (i) as soon as practicable after the end of each fiscal year, copies of the annual report of the Company containing the balance sheet of the Company as of the close of such fiscal year and statements of income, stockholders’ equity and cash flows for the year then ended and the opinion thereon of the Company’s independent public or certified public accountants; (ii) as soon as practicable after the filing thereof, copies of each proxy statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other report filed by the Company with the Commission, the NASD or any securities exchange; and (iii) as soon as available, copies of any report or communication of the Company mailed generally to holders of its capital stock.

(o) Investment Limitation. The Company shall not invest or otherwise use the proceeds received by the Company from its sale of the Debentures in such a manner as would require the Company or any of its subsidiaries to register as an investment company under the Investment Company Act.

(p) No Manipulation of Price. The Company will not take, directly or indirectly, any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.

(q) Existing Lock-Up Agreements. The Company will use its commercially reasonable efforts to enforce all existing agreements between the Company and any of its security holders that prohibit the sale, transfer, assignment, pledge or hypothecation of any of the Company’s securities. In addition, the Company will direct the transfer agent to place stop transfer restrictions upon any such securities of the Company that are bound by such existing “lock-up” agreements for the duration of the periods contemplated in such agreements.

(r) Quotation of Conversion Shares. The Company will use its commercially reasonable efforts to have the Conversion Shares approved by the Nasdaq National Market (“Nasdaq”) for quotation prior to the First Closing Date, subject only to notice of issuance.

Section 4. Payment of Expenses.

The Company agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation (i) all expenses incident to the issuance and delivery of the Debentures (including all printing and engraving costs), (ii) all fees and expenses of the Trustee under the Indenture, (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Debentures to the Initial Purchaser, (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors, (v) all costs and expenses incurred in connection with the preparation, printing, shipping and distribution of the Offering Memorandum, all amendments and supplements thereto and this Agreement, (vi) all filing fees, attorneys’ fees and expenses incurred by the Company or the Initial Purchaser in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Debentures for offer and sale under the state securities or blue sky laws and, if requested by the Initial Purchaser, preparing and printing a “Blue Sky Survey” or memorandum, and any supplements thereto, advising the Initial Purchaser of such qualifications, registrations and exemptions, (vii) the expenses of the Company and the Initial Purchaser in connection with the marketing and offering of the Debentures, (viii) the fees and expenses associated with listing the Conversion Shares on the Nasdaq National Market and (ix) all expenses and fees in connection with admitting the Debentures for trading in the NASD PORTAL Market (“PORTAL”). Except as provided in this Section 4, Section 7 and Section 10 hereof, the Initial Purchaser shall pay their own expenses, including the fees and disbursements of their counsel.

Section 5. Conditions of the Obligations of the Initial Purchaser.

The obligations of the Initial Purchaser to purchase and pay for the Debentures as provided herein on the First Closing Date and, with respect to the Optional Debentures, the Second Closing Date, shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 1 hereof as of the date hereof and as of the First Closing Date as though then made and, with respect to the Optional Debentures, as of the Second Closing Date as though then made, to the timely performance, in all material respects, by the Company of its covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Accountants’ Comfort Letter On the date hereof, the Initial Purchaser shall have received from each of KPMG LLP and KPMG Audyt Sp.zo.o., independent public or certified public accountants for the Company, a letter dated the date hereof addressed to the Initial Purchaser, in form and substance satisfactory to the Initial Purchaser, containing statements and information of the type ordinarily included in accountants’

“comfort letters” to the Initial Purchaser, delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), with respect to the audited and unaudited financial statements and certain financial information contained in the Offering Memorandum.

(b) No Material Adverse Change or Rating Agency Change For the period from and after the date of this Agreement and prior to the First Closing Date and, with respect to the Optional Debentures, the Second Closing Date, in the judgment of the Initial Purchaser there shall not have occurred any Material Adverse Change.

(c) Opinion of Counsel for the Company On each of the First Closing Date and the Second Closing Date the Initial Purchaser shall have received (i) the favorable opinion of Stinson Morrison Hecker LLP, counsel for the Company, dated as of such Closing Date, the form of which is attached as Exhibit A-1, and (ii) the favorable opinion of the General Counsel of the Company, dated as of such Closing Date, the form of which is attached as Exhibit A-2.

(d) Opinion of Counsel for the Initial Purchaser On each of the First Closing Date and the Second Closing Date the Initial Purchaser shall have received the favorable opinion of Davis Polk & Wardwell, counsel for the Initial Purchaser, dated as of such Closing Date, in form and substance satisfactory to the Initial Purchaser.

(e) Officers’ Certificate On each of the First Closing Date and the Second Closing Date the Initial Purchaser shall have received a written certificate executed by the Chairman of the Board, Chief Executive Officer or President of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company, dated as of such Closing Date, to the effect that:

(i) for the period from and after the date of this Agreement and prior to such Closing Date, there has not occurred any Material Adverse Change;

(ii) the representations, warranties and covenants of the Company set forth in Section 1 of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Closing Date; and

(iii) the Company has complied in all material respects with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

(f) Bring-Down Comfort Letter On each of the First Closing Date and the Second Closing Date the Initial Purchaser shall have received from each of KPMG LLP and KPMG Audyt Sp.zo.o., independent public or certified public accountants for the Company, a letter dated such date, in form and substance reasonably satisfactory to the Initial Purchaser, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (a) of this Section 5, except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the First Closing Date or Second Closing Date, as the case may be. On each of the First Closing Date and the Second Closing Date, the Initial Purchaser shall have received from PricewaterhouseCoopers LLP a letter dated the date hereof addressed to the Initial Purchaser, in form and substance satisfactory to the Initial Purchaser, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to the Initial Purchaser, delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), with respect to the financial statements of e-pay Limited that are incorporated by reference in the Offering Memorandum.

(g) Registration Rights Agreement The Company and the Initial Purchaser shall have executed and delivered the Registration Rights Agreement (in form and substance reasonably satisfactory to the Initial Purchaser), and the Registration Rights Agreement shall be in full force and effect.

(h) Lock-Up Agreement from Certain Securityholders of the Company On or prior to the date hereof, the Company shall have furnished to the Initial Purchaser an agreement in the form of Exhibit B hereto from each of the executive officers and directors of the Company, and such agreement shall be in full force and effect on each of the First Closing Date and the Second Closing Date.

(i) PORTAL Designation The Debentures shall have been designated PORTAL-eligible securities in accordance with the rules and regulations of the NASD.

(j) Additional Documents On or before each of the First Closing Date and the Second Closing Date, the Initial Purchaser and counsel for the Initial Purchaser shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Debentures as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied, in any material respect, when and as required to be satisfied, this Agreement may be terminated by the Initial Purchaser by notice to the Company at any time on or prior to the First Closing Date and, with respect to the Optional Debentures, at any time prior to the Second Closing Date, which termination shall be without liability on the part of any party to any other party, except that Section 4, Section 7 Section 8 and Section 9 shall at all times be effective and shall survive such termination.

Section 6. Representations, Warranties and Agreements of Initial Purchaser.

The Initial Purchaser represents and warrants that it is an accredited investor within the meaning of Rule 501(a)(1) under the Securities Act. The Initial Purchaser agrees with the Company that:

(a) The Debentures and the Conversion Shares have not been and will not be registered under the Securities Act in connection with the initial offering of the Debentures.

(b) The Initial Purchaser is purchasing the Debentures pursuant to a private sale exemption from registration under Section 4(2) of the Securities Act.

(c) The Debentures have not been and will not be offered or sold by the Initial Purchaser or its affiliates acting on its behalf except in accordance with Rule 144A.

(d) The Initial Purchaser will not offer or sell the Debentures in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising in the United States.

(e) The Initial Purchaser have not offered or sold, and will not offer or sell, any Debentures except to persons whom they reasonably believe to be a qualified institutional buyer, as defined in Rule 144A under the Securities Act.

Section 7. Reimbursement of Initial Purchaser’ Expenses.

If this Agreement is terminated by the Initial Purchaser pursuant to Section 5 or Section 10, or if the sale to the Initial Purchaser of the Debentures on the First Closing Date is not consummated because of any refusal, inability or failure on the part of the Company to perform, in any material respect, any agreement herein or to comply, in any material respect, with any provision hereof, the Company agrees to reimburse the Initial Purchaser, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Initial Purchaser in connection with the proposed purchase and the offering and sale of the Debentures, including but not limited to fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

Section 8. Indemnification.

(a) Indemnification of the Initial Purchaser The Company agrees to indemnify and hold harmless the Initial Purchaser, its officers and employees, and each person, if any, who controls the Initial Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which the Initial Purchaser or such controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact, in each case, necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (ii) in whole or in part upon any inaccuracy in the representations and warranties of the Company contained herein; or (iii) in whole or in part upon any failure of the Company to perform its obligations, in any material respect, hereunder or under law; or (iv) on any act or failure to act or any alleged act or failure to act by the Initial Purchaser in connection with, or relating in any manner to, the Debentures or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability, expense or action arising out of or based upon any matter covered by clause (i) above, provided that the Company shall not be liable under this clause (iv) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability, expense or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by the Initial Purchaser through its bad faith or willful misconduct, and to reimburse the Initial Purchaser and each such controlling person for any and all expenses (including the reasonable fees and disbursements of counsel chosen by BAS) as such expenses are reasonably incurred by the Initial Purchaser or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in the Offering Memorandum (or any amendment or supplement thereto); and provided, further, that with respect to any Preliminary Offering Memorandum, the foregoing indemnity agreement shall not inure to the benefit of the Initial Purchaser from whom the person asserting any loss, claim, damage, liability or expense purchased Debentures, or any person controlling such Initial Purchaser, if copies of the Final Offering Memorandum were timely delivered to such Initial Purchaser pursuant to Section 2 and a copy of the Final Offering Memorandum (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Initial Purchaser to such person, at or prior to the written confirmation of the sale of the Debentures to such person, and if the Final Offering Memorandum (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage, liability or expense; and provided, further, that nothing in this Section 8(a) shall obligate the Company to indemnify the Initial Purchaser, its affiliates, directors, officers and employees and controlling persons, if it has failed or refused in violation of the terms of this Agreement to purchase Debentures which it has agreed to purchase on the First Closing Date or the Second Closing Date, as the case may be. The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Company may otherwise have.

(b) Indemnification of the Company, its Directors and Officers The Initial Purchaser agrees to indemnify and hold harmless the Company, each of its directors, each of its officers and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company, or any such director, officer or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Initial Purchaser), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue or alleged untrue statement of a material fact contained in the Offering Memorandum (or any amendment or supplement thereto), or arises out of or is based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Offering Memorandum (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use therein; and to reimburse the Company, or any such director, officer or controlling person for any legal and other expense reasonably incurred by the Company, or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Company hereby acknowledges that the only information that the Initial Purchaser have furnished to the Company expressly for use in the Offering Memorandum (or any amendment or supplement thereto) are the statements set forth in Schedule B; and the Initial Purchaser confirm that such statements are correct. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that the Initial Purchaser may otherwise have.

(c) Notifications and Other Indemnification Procedures Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof may be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 8 or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party (BAS in the case of Section 8(b) and Section 9), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 8(c) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

Section 9. Contribution.

If the indemnification provided for in Section 8 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, from the offering of the Debentures pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Initial Purchaser, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, in connection with the offering of the Debentures pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Debentures pursuant to this Agreement (before deducting expenses) received by the Company, and the total discount received by the Initial Purchaser bear to the aggregate initial offering price of the Debentures. The relative fault of the Company, on the one hand, and the Initial Purchaser, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Company, on the one hand, or the Initial Purchaser, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8(c) for purposes of indemnification.

The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Debentures purchased by it and distributed to investors were offered to investors exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each officer and employee of the Initial Purchaser and each person, if any, who controls the Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Initial Purchaser, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company.

Section 10. Termination of this Agreement.

On or prior to the First Closing Date this Agreement may be terminated by the Initial Purchaser by notice given to the Company if at any time (i) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or by the Nasdaq National Market, or trading in securities generally on either the Nasdaq National Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or the NASD; (ii) a general banking moratorium shall have been declared by any federal, New York or Delaware authority; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Initial Purchaser is material and adverse and makes it impracticable to market the Debentures in the manner and on the terms described in the Offering Memorandum or to enforce contracts for the sale of securities; (iv) in the judgment of the Initial Purchaser there shall have occurred any Material Adverse Change; or (v) the Company shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Initial Purchaser may, singly or in the aggregate, interfere materially with the conduct of the business and operations of the Company regardless of whether or not such loss shall have been insured. Any termination pursuant to this Section 10 shall be without liability on the part of (a) the Company to any Initial Purchaser, except that the Company shall be obligated to reimburse the expenses of the Initial Purchaser pursuant to Sections 4 and 7 hereof, (b) the Initial Purchaser to the Company, or (c) of any party hereto to any other party except that the provisions of Section 8 and Section 9 shall at all times be effective and shall survive such termination.

Section 11. Representations and Indemnities to Survive Delivery.

The respective indemnities, contribution, agreements, representations, warranties and other statements of the Company, of its officers and of the Initial Purchaser set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation, or statement as to the result hereof, made by or on behalf of the Initial Purchaser or the Company or any of its partners, officers or directors or any controlling person, as the case may be, (ii) acceptance of the Debentures and payment for them hereunder and (iii) any termination of this Agreement.

Section 12. Notices.

All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Initial Purchaser:

Banc of America Securities LLC

9 West 57th Street

New York, New York 10019

Facsimile: (212) 583-8457

Attention: Eric Hambleton

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Facsimile: (212) 450-3111

Attention: Michael Kaplan, Esq.

If to the Company:

Euronet Worldwide, Inc.

4601 College Boulevard

Leawood, Kansas 66211

Facsimile: (913) 327-1921

Attention: General Counsel

with a copy to:

Stinson Morrison Hecker LLP

9200 Indian Creek Parkway

Overland Park, Kansas 66210-2008

Facsimile: (816) 691-3495

Attention: John Granda, Esq.

Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 13. Successors.

This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 8 and Section 9, and in each case their respective successors, and no other person will have any right or obligation hereunder. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 8 and 9 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchaser and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. The term “successors” shall not include any purchaser of the Debentures as such from the Initial Purchaser merely by reason of such purchase.

Section 14. Partial Unenforceability.

The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 15. Governing Law Provisions; Consent to Jurisdiction.

(a) Governing Law Provisions This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) Consent to Jurisdiction Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

Section 16. General Provisions.

This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto. The Table of Contents and the Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions of Section 8 and the contribution provisions of Section 9, and is fully informed regarding said provisions. Each of the parties hereto further acknowledges that the provisions of Sections 8 and 9 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company, its affairs and its business in order to assure that adequate disclosure has been made in the Offering Memorandum (and any amendments and supplements thereto), as required by the Securities Act and the Exchange Act.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

EURONET WORLDWIDE, INC.

By:	/s/ Rick Weller
	Name:	Rick Weller
	Title:	Chief Financial Officer and Executive Vice President

The foregoing Purchase Agreement is hereby confirmed and accepted by the Initial Purchaser as of the date first above written.

BANC OF AMERICA SECURITIES LLC Acting as the Initial Purchaser

By:	/s/ Robert Santangelo
	Name:	Robert Santangelo
	Title:	Managing Director

SCHEDULE A

Initial Purchaser	Aggregate Principal Amount of Firm Debentures to be Purchased	Aggregate Principal Amount of Optional Debentures that could be Purchased
Banc of America Securities LLC	$125,000,000	$15,000,000
Total	$125,000,000	$15,000,000

SCHEDULE B

Information the Initial Purchaser have furnished to the Company for use in the Offering Memorandum:

(a) The last sentence of the text on the cover page of the Offering Memorandum, concerning delivery of the Debentures by the Initial Purchaser; and

(b) The statements set forth in the ninth and the tenth paragraphs under the caption “Plan of Distribution” in the Offering Memorandum describing short sales and stabilizing transactions.

EXHIBIT A-1

FORM OF OPINION OF STINSON MORRISON HECKER LLP

(i) The Purchase Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(ii) The Indenture has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery of the Indenture by the Trustee, will constitute a legally valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and the Indenture conforms in all material respects to the description thereof contained in the Offering Memorandum.

(iii) The Debentures have been duly authorized by the Company; when the Debentures are executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to and paid for by the Initial Purchaser pursuant to the Purchase Agreement on the respective Closing Date, such Debentures will constitute legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and the Debentures will conform in all material respects to the description thereof contained in the Offering Memorandum.

(iv) It is not necessary in connection with the offer, sale and delivery of the Debentures to the Initial Purchaser or the offer and resale by the Initial Purchaser of such Debentures, in the manner provided for by the Purchase Agreement and the Offering Memorandum, to register the Debentures under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended. Such counsel need express no opinion, however, as to any subsequent offers or sales.

(v) The statements in the Offering Memorandum under the captions “Description of the Debentures”, “Description of Capital Stock”, “Notice to Investors”, “Certain U.S. Federal Income Tax Considerations” and “Plan of Distribution” and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 under the captions “Item 1. Business – Governmental Regulation”, “Business – Intellectual Property”, “Item 3. Legal Proceedings”, “Item 11. Executive Compensation” and “Item 13. Certain Relationships and Related Transactions”, in each case to the extent such statements constitute summaries of legal matters, legal documents, the Company’s charter and bylaws or legal proceedings, or legal conclusions, has been reviewed by such

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counsel and fairly present and summarize in all material respects the matters referred to therein.

(vi) The execution and delivery of the Purchase Agreement, the Indenture and the Debentures by the Company and the performance by the Company of its obligations thereunder (other than performance by the Company of its obligations under the indemnification section of the Purchase Agreement, as to which no opinion need be rendered) (i) have been duly authorized by all necessary corporate action on the part of the Company; (ii) will not result in any violation of the provisions of the charter or by-laws of the Company or any subsidiary; (iii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, or (iv) to the knowledge of such counsel, will not result in any violation of any U.S. law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary.

(vii) The Company is not, and after giving effect to the offering of the Debentures and application of the proceeds as described in the Offering Memorandum, will not be, required to register as an “investment company” within the meaning of the Investment Company Act.

(viii) The shares of Common Stock initially issuable upon conversion of the Debentures have been duly authorized and reserved and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

(ix) the Rights, if any, issuable upon conversion of the Debentures have been duly authorized and, when and if issued upon conversion in accordance with the terms of the Indenture and the Rights Agreement, will have been validly issued.

In addition, we have participated in conferences with officers and other representatives of the Company, representatives of the independent public or certified public accountants for the Company and with representatives of the Initial Purchaser at which the contents of the Offering Memorandum, and any supplements or amendments thereto, and related matters were discussed and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Memorandum (other than as specified above), and any supplements or amendments thereto, on the basis of the foregoing, nothing has come to their attention which would lead us to believe that either the Offering Memorandum or any amendments thereto, as of its date or at the First Closing Date or the Second Closing Date, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that we express no belief as to the financial statements or schedules or other financial or statistical data derived therefrom, included or incorporated by reference in the Offering Memorandum or any amendments or supplements thereto).

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EXHIBIT A-2

FORM OF OPINION OF THE GENERAL COUNSEL

(i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(ii) The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under the Purchase Agreement.

(iii) The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change.

(iv) Each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and, to the best knowledge of such counsel, is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change.

(v) except as disclosed in the Offering Memorandum, all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim or, to the best of such counsel’s knowledge, any pending or threatened claim.

(vi) The Registration Rights Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable against the Company in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(vii) After due inquiry, such counsel does not know of any legal or governmental actions, suits or proceedings pending or, to the best of such counsel’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which has as the subject thereof any officer or director, in their capacity as such, of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company or such subsidiary and (B) if such action, suit or proceeding were so determined adversely, would reasonably be expected to, singly or in the aggregate, result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement. After due inquiry, such counsel does not know of any existing or, to the best of such counsel’s knowledge, threatened or pending material labor dispute with the employees of the Company or any of its subsidiaries.

(viii) No consent, approval, authorization or order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the consummation of the transactions contemplated by, or the execution, delivery and performance of the Company’s obligations under, the Indenture, the Purchase Agreement, the Registration Rights Agreement or the Debentures, except as required under the Securities Act, applicable state securities or blue sky laws and from the NASD.

(ix) The authorized, issued and outstanding capital stock of the Company (including the Common Stock) conform to the descriptions thereof set forth in the Offering Memorandum. All of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and, to the best of such counsel’s knowledge, have been issued in compliance with the registration and qualification requirements of federal and state securities laws. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted and exercised thereunder, set forth in the Offering Memorandum accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights.

(x) The Company and each subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and, to such counsel’s knowledge, neither the

Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Change.

(xi) Except as disclosed in the Offering Memorandum, the Company and its subsidiaries own or possess sufficient Intellectual Property Rights reasonably necessary to conduct their business as now conducted; and the expected expiration of any of such Intellectual Property Rights would not, singly or in the aggregate, result in a Material Adverse Change. To such counsel’s knowledge, neither the Company nor any of its subsidiaries has received any notice of infringement or conflict with, and to such counsel’s knowledge, there is no infringement of or conflict with, asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would, singly or in the aggregate, result in a Material Adverse Change. The Company is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity that are required to be set forth in the Offering Memorandum and are not described in all material respects. To such counsel’s knowledge, none of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or any of its officers, directors or employees or otherwise in violation of the rights of any persons.

(xii) No stockholder of the Company or any other person has any preemptive right, right of first refusal or, except as disclosed in the Offering Memorandum, other similar right to subscribe for or purchase securities of the Company arising (i) by operation of the charter or by-laws of the Company or the General Corporation Law of the State of Delaware or (ii) to the best knowledge of such counsel, otherwise.

(xiii) The documents incorporated by reference in the Offering Memorandum, when they were filed with the Commission, complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

(xiv) To my knowledge, neither the Company nor any subsidiary is in violation of its charter or by-laws or any law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary or is in Default in the performance or observance of any obligation, agreement, covenant or condition contained in any material Existing Instrument, except in each such case for such violations or Defaults as would not, singly or in the aggregate, result in a Material Adverse Change.

In addition, I have participated in conferences with officers and other representatives of the Company, representatives of the independent public or certified public accountants for the Company and with representatives of the Initial Purchaser at which the contents of the Offering Memorandum, and any supplements or amendments thereto, and related matters were discussed and, although I am not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Memorandum (other than as specified above), and any supplements or amendments thereto, on the basis of the foregoing, nothing has come to my attention which would lead me to believe that either the Offering Memorandum or any amendments thereto, as of its date or at the First Closing Date or the Second Closing Date, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that I express no belief as to the financial statements or schedules or other financial or statistical data derived therefrom, included or incorporated by reference in the Offering Memorandum or any amendments or supplements thereto).

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

December     , 2004

Banc of America Securities LLC

9 West 57th Street

New York, New York 10019

Re:	Euronet Worldwide, Inc. (the “Company”)

Ladies and Gentlemen:

The undersigned is an owner of record or beneficially of certain shares of common stock, par value $0.02 per share, of the Company (“Common Stock”) or securities convertible into or exchangeable or exercisable for Common Stock. The Company proposes to carry out an offering of Convertible Senior Debentures (the “Offering”) for which you will act as the initial purchaser (the “Initial Purchaser”) of the Offering. The Convertible Senior Debentures will be convertible into shares of Common Stock. The undersigned recognizes that the Offering will be of benefit to the undersigned and will benefit the Company. The undersigned acknowledges that you are relying on the representations and agreements of the undersigned contained in this letter in carrying out the Offering and in entering into underwriting arrangements with the Company with respect to the Offering.

In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not, (and will cause any spouse or immediate family member of the spouse of the undersigned living in the undersigned’s household not to), without the prior written consent of Banc of America Securities LLC (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned (or such spouse or family member), or publicly announce an intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading on the date 90 days after the date of the purchase agreement between the Company and the initial purchaser with respect to the Offering (the “Purchase Agreement”). The foregoing sentence shall not apply to (i) shares of Common Stock sold pursuant to any Rule 10b5-1 plans existing on the date of the Purchase Agreement or (ii) the establishment after the date hereof of any new 10b5-1 plan, provided that, in the case of clause (ii), (a) no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such any such establishment and (b) no sale thereunder may be made during the lockup period. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by the undersigned except in compliance with the foregoing restrictions.

With respect to the Offering only, the undersigned waives any registration rights relating to registration under the Securities Act of any Common Stock owned either of record or beneficially by the undersigned, including any rights to receive notice of the Offering.

This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

Printed Name of Holder

By:
Signature

Printed Name of Person Signing

(and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

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